                            ASSET PURCHASE AGREEMENT

                              AS OF AUGUST 12, 1997

                                 BY AND BETWEEN
                            A-R CABLE SERVICES, INC.

                                       AND
                      INSIGHT COMMUNICATIONS COMPANY, L.P.


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                                          TABLE OF CONTENTS

                                                                       Page

1.       Definitions .................................................  1
         1.01        Certain Definitions .............................  1
         1.02        Other Definitional Provisions ...................  9

2.       Purchase and Sale ...........................................  9
         2.01        Transfer of Assets ..............................  9
         2.02        Purchase Price ..................................  9
         2.03        Estimated Working Capital Statement .............  9
         2.04        Post Closing Adjustment ......................... 10
         2.05        Assumptions of Liabilities ...................... 12
         2.06        Earnest Money Deposit ........................... 12
         2.07        Sales and Transfer Taxes ........................ 12
         2.08        Indemnity Escrow ................................ 12
         2.09        Allocation of Purchase Price .................... 12

3.       Representations and Warranties of Seller .................... 12
         3.01        Organization and Authority of Seller ............ 12
         3.02        Legal Capacity; Approvals and Consents .......... 13
         3.03        Financial Statements ............................ 14
         3.04        Changes in Operation ............................ 14
         3.05        Tax Returns ..................................... 14
         3.06        Acquired Assets ................................. 15
         3.07        The CATV Business ............................... 16
         3.08        Labor Contracts and Actions ..................... 19
         3.09        Employee Benefit Plans .......................... 19
         3.10        Contracts ....................................... 20
         3.11        Legal and Governmental Proceedings and
                     Judgments ....................................... 21
         3.12        Finders and Brokers ............................. 21
         3.13        Equipment ....................................... 21
         3.14        Insurance ....................................... 21
         3.15        Accounts Receivable ............................. 21
         3.16        No Undisclosed Liabilities ...................... 22
         3.17        Liabilities to Subscribers ...................... 22
         3.18        Overbuilds ...................................... 22
         3.19        Characteristics of CATV Business ................ 22

4.       Representations and Warranties of Buyer ..................... 22
         4.01        Organization and Authority of Buyer ............. 22
         4.02        Legal Capacity: Approvals and Consents .......... 23
         4.03        Legal and Governmental Proceedings and
                     Judgments ....................................... 23
         4.04        Finders and Brokers ............................. 23
         4.05        Buyer Consents .................................. 23
         4.06        Acquisition of Rights ........................... 24

                                        i


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5.       Covenants Pending Closing ................................... 24
         5.01        Business of Seller .............................. 24
         5.02        Access to Information ........................... 25
         5.03        Applications for Assignment of Contracts or CATV
                     Instruments ..................................... 26
         5.04        Notification of Certain matters ................. 26
         5.05        Risk of Loss; Condemnation ...................... 26
         5.06        No Solicitation ................................. 27
         5.07        Form 394 ........................................ 28
         5.08        Title Matters ................................... 28
         5.09        Phase I Study ................................... 28
         5.10        monthly Financial Statements .................... 29

6.       Deliveries at Closing ....................................... 29
         6.01        Deliveries by Seller ............................ 29
         6.02        Deliveries by Buyer ............................. 30

7.       Conditions to the Obligations of Buyer ...................... 30
         7.01        Receipt of Consents ............................. 31
         7.02        Seller's Authority .............................. 31
         7.03        Absence of Proceedings .......................... 31
         7.04        Performance by Seller ........................... 31
         7.05        Absence of Breach of Warranties and
                     Representations ................................. 31
         7.06        Minimum Amount of Subscribers ................... 31

8.       Conditions to the Obligations of Seller ..................... 31
         8.01        Receipt of Consents ............................. 31
         8.02        Buyer's Authority ............................... 32
         8.03        Performance by Buyer ............................ 32
         8.04        Absence of Breach of   Warranties ............... 32
         8.05        Absence of Proceedings .......................... 32

9.       Covenants ................................................... 32
         9.01        Compliance with Conditions ...................... 32
         9.02        Compliance with HSR Act and Rules ............... 32
         9.03        Records, Taxes and Related Matters .............. 33
         9.04        Non-Assignment .................................. 34
         9.05        Retained Franchises ............................. 34
         9.06        Covenant Not to Compete ......................... 35

10.      Survival of Representations, Warranties,
         Covenants and Other Agreements; Indemnification ............. 36
         10.01       Survival of Representations, Warranties,
                     Covenants and other Agreements .................. 36
         10.02       Indemnification by Seller ....................... 36
         10.03       Indemnification by Buyer ........................ 37
         10.04       Third Party Claims .............................. 38

11.      Further Assurances .......................................... 38


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12.      Closing .................................................... 38
         12.01       Closing ........................................ 38
         12.02       Termination .................................... 39
         12.03       Remedies Upon Default .......................... 40
         12.04       Return of Earnest Money Escrow ................. 40

13.      Miscellaneous .............................................. 40
         13.01       Amendments; Waivers ............................ 40
         13.02       Entire Agreement ............................... 41
         13.03       Binding Effect; Assignment ..................... 41
         13.04       Construction; Counterparts ..................... 41
         13.05       Notices ........................................ 41
         13.06       Expenses of the Parties ........................ 42
         13.07       Non-Recourse ................................... 42
         13.08       Third Party Beneficiary ........................ 43
         13.09       Governing Law .................................. 43
         13.10       Press Releases ................................. 43
         13.11       Severability ................................... 43


                                      iii

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EXHIBITS
--------

EXHIBIT A    -   System Area
EXHIBIT B    -   Bill of Sale, General Assignment, and
                 Instrument of Assumption of Liabilities
EXHIBIT C    -   [Intentionally Deleted]
EXHIBIT D    -   Form of Opinion of Seller's Local Counsel
EXHIBIT E    -   Form of Opinion of Buyer's Counsel
EXHIBIT F    -   Form of Opinion of Seller's FCC Counsel


SCHEDULES
---------

Schedule 1.01(a)       -        CATV Licenses
Schedule 1.01(b)       -        Current Assets
Schedule 1.01(c)       -        Current Liabilities
Schedule 1.01(d)       -        Excluded Assets
Schedule 1.01(e)       -        Excluded Liabilities
Schedule 1.01(f)       -        Permitted Encumbrances
Schedule 2.06          -        Earnest Money Escrow Agreement
Schedule 2.08          -        Indemnity Escrow Agreement
Schedule 3.02          -        Consents and Approvals
Schedule 3.05          -        Tax Notices and Assessments
Schedule 3.06(b)       -        Real Property
Schedule 3.06(d)       -        Environmental Matters
Schedule 3.07(c)       -        Material Contracts
Schedule 3.07(d)       -        Notice of Claims or Purported Defaults
                                in CATV Instruments
Schedule 3.07(e)       -        Regulatory
Schedule 3.09          -        Employee Benefit Plans
Schedule 3.10          -        Contracts and CATV Instruments in Default
Schedule 3.11          -        Legal Proceedings
Schedule 3.13          -        Equipment
Schedule 3.14          -        Insurance and Bonds
Schedule 3.16          -        Undisclosed Liabilities
Schedule 3.18          -        Overbuilds
Schedule 3.19          -        Characteristics
Schedule 4.05          -        Buyer Consents
Schedule 9.06          -        Covenant Not to Compete Exclusion

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement") is made and entered into as of August 12, 1997, by and between A-R Cable Services, Inc. , a Massachusetts corporation ("Seller") , and Insight Communications Company, L.P., a Delaware limited partnership ("Buyer");


                                 R E C I T A L S


         Seller owns and operates cable television systems serving the communities described in Exhibit A (the "CATV Business").

         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the CATV Business and the assets used or held for the operation thereof in accordance with the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

1.       Definitions.

         1.01 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         Accounts Receivable: Basic Subscriber accounts receivable and advertising receivables incurred in the ordinary course of business.

         Acquired Assets: All of the properties, assets, privileges, rights, interests, claims and goodwill, real and personal, tangible and intangible, of every type and description, including Seller's leasehold interests or rights to possession, whether owned or leased or otherwise possessed, used or held for use by Seller in connection with the CATV Business, now in existence or hereafter acquired by Seller as permitted by this Agreement prior to the Closing, including, without limitation, the CATV Instruments, the Equipment, the Real Property, the Contracts, the Inventory and the Intangible Property; provided that Acquired Assets shall exclude the Excluded Assets and any assets disposed of prior to the Closing in the usual and ordinary course of business and not in violation of this Agreement.

         Agreement: This Agreement and the Schedules and Exhibits attached hereto.

         Asserted Claim: As defined in Section 10.04.


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         Assumed Liabilities: All liabilities, obligations and commitments of
Seller (a) under the CATV Instruments, the CATV Licenses, the Equipment, the Real Property, the Contracts, the Intangible Property and any other Acquired Assets attributable to periods on and after the Closing Date, (b) all other liabilities, obligations and commitments arising out of Buyer's ownership of the Acquired Assets attributable to periods on and after the Closing Date and (c) to the extent (and only to the extent) constituting Current Liabilities that are included in the Final Working Capital Statement.

         Balance Sheet: As defined in Section 3.03.

         Basic Subscriber: As at any date of determination thereof, the sum of
(a) the total number of households (exclusive of courtesy accounts and "second outlets", as such term is commonly understood in the cable television industry, and exclusive of customers billed on a bulk-billing or commercials-account basis) subscribing on such date to at least the most basic tier of service offered by the CATV Business and paying the standard monthly service fees and charges imposed in respect of such service, each of which has paid in full without discount at least one monthly bill generated in the ordinary course of business, none of which is pending disconnection for any reason, none of which is, as of the date of determination, delinquent in payment for services for more than ninety (90) days (exclusive of account balances of $4.00 or less attributed to late fees), and none of which has been obtained as a subscriber since the date of this Agreement by offers made, promotions conducted and discounts given outside the ordinary course of business; and (b) the total number of Equivalent Subscribers on such date; provided, there shall be excluded from the definition of Basic Subscriber any subscriber or Equivalent Subscriber whose account has been written off for nonpayment since the date of this Agreement.

         Benefit Plans: As defined in Section 3.09(a).

         Buyer: As defined in the Preamble to this Agreement.

         Buyer Indemnified Party: As defined in Section 10.03.

         Buyer' s Counsel: Cooperman LeVitt Winikoff Lester & Newman, P.C.

         Buyer's Obligation: As defined in Section 2.04(c).

         CATV: Cable television.

         CATV Business: The CATV business to be transferred to Buyer, presently owned and operated by Seller, which consists of the transmission, distribution and local origination of audio and video

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signals over the CATV System used by the CATV Business located in the System
Area.

         CATV Instruments: All franchises, ordinances or licenses granted to the Seller by any Governmental Authority; permits for wire crossings over or under highways, railroads, and other property; construction permits and certificates of occupancy; business radio, Earth Station and other FCC licenses; pole attachment and other Contracts with utilities; federal, state, county and municipal permits, orders, variances, exemptions, approvals, consents, licenses and other authorizations; retransmission agreements and must carry elections; and all other approvals, consents and authorizations used or held for use in the CATV Business.

         CATV Licenses: The franchises and licenses issued by any Governmental Authority and the licenses issued by the FCC used in the CATV Business as presently conducted by Seller, all of which are listed in Schedule 1.01(a).

         CATV System: A complete CATV reception and distribution system consisting of one or more head-ends, trunk cable, subscriber drops and associated electronic equipment, which is, or is capable of being, operated as an independent system without interconnections to other systems.

         Closing: A meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 12.01.

         Closing Consents: As defined in Section 6.01(f).

         Closing Date; Date of Closing: The date fixed for the Closing in accordance with Section 12.01.

         Code: The Internal Revenue Code of 1986, as amended.

         Communications Act: Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         Consents: Any registration or filing with, consent or approval of, notice to, or action by (i) any Governmental Authority required to permit the transfer of the CATV Licenses to Buyer, and (ii) any Person required to permit the transfer of Contracts and CATV Instruments to Buyer.

         Contract: Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, certificate, option, warrant, right, or other instrument, document or written agreement relating to the CATV Business to which the Seller is a party or by which the Seller or the assets of the Seller included within the CATV Business is bound, excluding any CATV Instrument.

         Copyright Act: Title 17 of the United States Code, as amended, and the rules and regulations promulgated thereunder.

         CPA Firm: As defined in Section 2.04(c).

         Current Assets: Means ninety-eight and one-half percent (98.5%) of Basic Subscriber Accounts Receivable and ninety-nine percent (99.0%) of the other Accounts Receivable components, all deposits with utilities, under leases or related to guides, billing service, postage, the pro rata portion of any prepaid real property taxes and sales and use taxes, if any, all prepaid expenses, including in respect of pole rental or equipment maintenance agreements that are Assumed Liabilities, and in respect of rent, postage, promotional expenditures, guides, and security service or two-way radio, each as determined in accordance with GAAP (unless otherwise specified herein) except that Excluded Assets shall not be included, and consistent with Schedule 1.01(b) hereto, which Schedule sets forth the type and amounts of Current Assets as of March 31, 1997.

         Current Liability: Means accounts payable, accrued expenses and other current liabilities determined in accordance with GAAP, except that the current portion of any indebtedness for borrowed money and Excluded Liabilities shall not be included, and consistent with Schedule 1.01(c) hereto, which Schedule sets forth the type and amounts of Current Liabilities as of March 31, 1997.

         DOJ: The United States Department of Justice.

         Earnest Money Escrow: As defined in Section 2.06.

         Earnest Money Escrow Agent: As defined in Section 2.06.

         Earnest Money Escrow Agreement: As defined in Section 2.06.

         Earth Station: A satellite earth receiving station consisting of one or more "dish" antennas, usually operated in conjunction with a building which houses electronic signal processing and amplification equipment, all of which is also referred to as a "head end".

         Employees: Means all current or former employees of Seller.

         Encumbrances: Means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lien, mortgage, indenture, pledge, encumbrance, adverse interest, constructive trust or other trust, attachment or claim of any kind that otherwise constitutes an interest in or claim against property, whether arising pursuant to any Law, under any Contract, CATV Instrument or otherwise.

         Environmental Law: means any law or regulation governing the protection of the environment, (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance.

         Equipment: All tangible personality; electronic devices; towers; trunk and distribution cable; decoders and spare decoders for scrambled satellite signals; amplifiers; power supplies; conduit; vaults and pedestals; grounding and pole hardware; installed subscriber's devices (including, without limitation, drop lines, converters, encoders, transformers behind television sets and fittings); "head-ends" and "Hubs" (origination, transmission and distribution system) hardware; tools; spare parts; maps and engineering data; vehicles; supplies, tests and closed circuit devices; furniture and furnishings; and all other tangible personal property and facilities owned by Seller and used in the CATV Business.

         Equivalent Subscriber: At any date of determination thereof, the number of Equivalent Subscribers shall be equal to the quotient of (a) the aggregate billings by the CATV Business for basic and expanded basic service provided by the CATV Business based on billing reports prepared in the ordinary course of business, during the last full month ending on or prior to such date, to residential multiple dwelling units, commercial accounts, other subscribers that are billed for such service on a bulk basis and single family households which pay less than the CATV Business' regular monthly rate for basic and expanded basic service, divided by (b) the CATV Business' regular monthly subscriber rate for basic and expanded basic service in effect for such month. For purposes of the foregoing, there shall be excluded (A) all billings from premium services, installation or other non-recurring charges, converter rental or from any outlet or connection other than the first or from any pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like, and (B) all billings to a commercial or bulk account or discounted family household (i) which has not paid in full at least one monthly bill generated in the ordinary course of business, (ii) which is delinquent in payment for services for more than ninety (90) days (exclusive of account balances of $4.00 or less attributed to late fees) based on billing reports prepared in the ordinary course of business, (iii) which is pending disconnection for any reason, or (iv) which has been obtained as a subscriber since the date of this Agreement by offers made, promotions conducted or discounts given outside the ordinary course of business.

         ERISA: The Employee Retirement Income Security Act of 1974, as the same has been and may be amended from time to time.

         Estimated Working Capital Amount: Means (i) if Current Liabilities exceed Current Assets as reflected on the Estimated Working Capital Statement, such excess, expressed as a negative number, or (ii) if Current Assets exceed Current Liabilities as reflected on the Estimated Working Capital Statement, such excess, expressed as a positive number.

         Estimated Working Capital Statement: As defined in Section 2.03 hereof.

         Excluded Assets: Other than the Acquired Assets, all of the assets and properties of Seller including, but not limited to, programming agreements (other than retransmission consent agreements, must carry elections and lease access agreements applicable to the CATV Business), Benefit Plans, multiemployer plans, any Contract or other agreement relating to borrowings by Seller (including the agreement between Seller and GECC listed on Schedule 3.07(c) hereto), and the assets and properties of Seller listed on Schedule 1.01(d).

         Excluded Liabilities: All liabilities and obligations of Seller other than the Assumed Liabilities, including but not limited to, all obligations of the Seller and the CATV Business arising or relating to periods prior to the Closing Date, indebtedness for money borrowed and obligations to Seller's partners, directors and advisors, obligations of Seller for taxes (other than real estate taxes and sales and use taxes to the extent disclosed on Schedule 1.01(c)), obligations relating to Excluded Assets, and the liabilities, obligations and commitments of Seller identified on Schedule 1.01(e) under the "Excluded Assets/Liabilities" column.

         FCC: The Federal Communications Commission.

         Final Working Capital Amount: Means (i) if Current Liabilities exceed Current Assets as reflected on the Final Working Capital Statement, such excess, expressed as a negative number, or (ii) if Current Assets exceed Current Liabilities as reflected on the Final Working Capital Statement, such excess, expressed as a positive number.

         Final Working Capital Statement: As defined in Section 2.04(c) hereof.

         Financial Statements: As defined in Section 3.03.

         FTC: The Federal Trade Commission.

         GAAP: Means U.S. generally accepted accounting principles.

         Governmental Authority: The Federal Government, any state, county, municipal, local or foreign government and any governmental agency, bureau, court, tribunal, department, board, commission, authority or body.

         Hazardous Substance: means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum related products.

         HSR Act and Rules: The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

         HSR Report: The Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

         Income Statement: As defined in Section 3.03.

         Indemnitee: As defined in Section 10.04.

         Indemnitor: As defined in Section 10.04.

         Indemnity Escrow Agent: As defined in Section 2.08.

         Indemnity Escrow Deposit: As defined in Section 2.08.

         Indemnity Escrow Agreement: As defined in Section 2.08.

         Intangible Property: The copyrights, patents, trademarks, service marks and trade names used in the CATV Business excluding the right to use the name "Cablevision" or "Cablevision Systems" or any derivative thereof or any name which may include any of such terms, and all applications for, or licenses, permits or other rights to use any thereof, and the value associated therewith, which are owned, used or held for use by Seller and used in the CATV Business.

         Interim Financial Statements: As defined in Section 3.03.

         Inventory: Means all inventory as defined under GAAP, plus, without limitation, all supplies, all maintenance equipment, all converters, all cables and all amplifiers owned by Seller on the Closing Date as determined by the Seller's inventory control system and used in the CATV Business.

         Judgment: Any judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         Law: The common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court, including, without limitation, Judgments.

         Material Adverse Effect: Means a material adverse effect on the assets, financial condition or results of operations of the CATV Business taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV systems operators generally.

         1996 Financial Statements: As defined in Section 3.03 hereof.

         Organizational Documents: As defined in Section 3.02(b).

         Outside Date: As defined in Section 12.01.

         Permitted Encumbrances: Means those Encumbrances set forth in Schedule 1.01(f) hereto and all other Encumbrances, if any, which do not materially adversely effect the title to such property, do not materially detract from the value of the property subject thereto and which do not materially interfere with the present and continued use of such property in the operation of the CATV Business.

         Person: Any natural person, Governmental Authority, corporation, general or limited partner, partnership, joint venture, trust, association, limited liability company, or unincorporated entity of any kind.

         Preliminary Working Capital Statement: As defined in Section 2.04(a).

         Purchase Price: As defined in Section 2.02.

         Real Property: All realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements owned, used or held for use in the CATV Business.

         Retained Franchises: As defined in Section 9.05.

         Retained Franchise Price: As defined in Section 9.05(a).

         Seller: As defined in the Preamble to this Agreement.

         Seller Indemnified Party: As defined in Section 10.02.

         Seller's Local Counsel: Holleb & Coff.

         Seller's 1997 Budget: The 1997 budget for Seller prepared by Seller and delivered to Buyer prior to the date hereof, and, if the Closing does not occur until 1998, the 1998 budget for Seller to be prepared by Seller in the ordinary course of business consistent with past practice, including customary provision for capital expenditures and to be delivered to Buyer.

         Subscriber Adjustment: An amount equal to one Thousand Five Hundred Sixteen Dollars ($1,516.00) times the difference between Sixty-Four Thousand (64,000) subscribers and the number of Basic Subscribers of the CATV Business actually delivered on the Closing Date if less than Sixty-Four Thousand (64,000) subscribers.

         System Area: The geographical area as described in Exhibit A hereto.

         1.02 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in plural, and vice versa.

2.       Purchase and Sale.

         2.01 Transfer of Assets. At the Closing, upon the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and receive, all of Seller's right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances and Assumed Liabilities) such transaction to be effective as of 12:01 A.M. on the Closing Date.

         2.02 Purchase Price. In consideration for the transfer of the Acquired Assets pursuant to Section 2.01, and the other covenants, agreements, representations and warranties contained herein, Buyer shall at Closing (i) pay to Seller a total purchase price of Ninety-Seven Million Dollars ($97,000,000) plus, if a positive number, or minus, if a negative number, the Estimated Working Capital Amount provided in Section 2.03 (the "Purchase Price") , less the Subscriber Adjustment, if any, less the Indemnity Escrow Deposit (which shall be deposited by Buyer with the Indemnity Escrow Agent at closing, by federal funds wire transfer of immediately available funds to such account at a United States bank as shall be designated by Seller, less any other adjustments provided for herein, and (ii) assume and agree to pay, discharge and perform the Assumed Liabilities as and when due in accordance with the Bill of Sale, General Assignment, and Instrument of Assumption of Liabilities attached as Exhibit B hereto.

         2.03 Estimated Working Capital Statement. At least ten (10) business days prior to the Closing Date, Seller shall deliver to Buyer a working capital statement of Seller as of the Closing Date, which statement shall set forth Seller's good faith estimate of the Subscriber Adjustment, if any, and the Current Assets and Current Liabilities of the CATV Business as of the Closing Date as determined in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements, except as otherwise required by this Agreement (the "Estimated Working Capital Statement"). Prior to Closing, Seller shall provide Buyer or Buyer's representatives with access to all relevant books and records as Buyer may reasonably request for purposes of verifying the Estimated Working Capital Statement.

     2.04 Post Closing Adjustment.

               (a) Within ninety (90) days after the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a working capital statement of the CATV Business as of the Closing Date, which statement shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the 1996 Financial Statements, except as otherwise required by this Agreement, and shall set forth the Current Assets and Current Liabilities of Seller as of the Closing Date (the "Preliminary Working Capital Statement") . Buyer shall cooperate in providing to Seller all relevant books, records and personnel of the CATV Business in order to facilitate the preparation of the Preliminary Working Capital Statement.

               (b) During the succeeding thirty (30) day period, Buyer shall have the right to examine the Preliminary Working Capital Statement and all records used to prepare the Preliminary Working Capital Statement and Seller shall deliver to Buyer at Buyer's cost and expense such copies of such records as Buyer may reasonably request; provided, however, if any such request is too burdensome as reasonably determined by Seller, such copies will not be delivered to Buyer by Seller and shall instead be made available to Buyer at Seller's place of business.

               (c) In the event Buyer determines that the Preliminary Working Capital Statement has not been prepared on the basis set forth in
          Section 2.04(a) hereof, Buyer shall so inform Seller in writing (the "Buyer's Objection"), setting forth a reasonably specific description of the basis of the Buyer's Objection on or before the last day of the thirty (30) day period referred to in Section 2.04(b) hereof. In the event of the Buyer's Objection, Buyer and Seller shall attempt to resolve the differences underlying the Buyer's Objection within twenty
          (20) days of Seller's receipt thereof. If Seller and Buyer are unable to resolve all their differences within such twenty (20) day period, they shall refer their remaining differences to a nationally recognized firm of independent public accountants as to which Buyer and Seller may mutually agree (if the parties are unable for any reason to mutually select such a firm, Buyer and Seller shall each select a nationally-recognized firm of independent public accountants which firms shall then select a final nationally recognized firm of independent public accountants) (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine on the basis of the standard set forth in Section 2.04(a) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Working Capital Statement requires adjustment. The CPA Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit. The CPA Firm shall deliver its written determination to Buyer and Seller no later than the twentieth
          (20th) business day after the remaining differences underlying the Buyer's Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon the parties. The fees and disbursements of the CPA Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of any disputed items submitted to the CPA Firm that are unsuccessfully disputed by each (as finally determined by the CPA Firm) bears to the total amount of any disputed items so submitted. Buyer and Seller shall readily available to the CPA Firm all relevant books and records and any work papers relating to Working Capital Statement and all other items reasonably requested by the CPA Firm. The "Final Working Capital Statement" shall be (i) the Preliminary Working Capital Statement in the event that (x) the Buyer's Objection is not delivered to Seller in the period set forth in Section 2.04(b) hereof, or (y) Seller and Buyer so agree; or (ii) the Preliminary Working Capital Statement, as adjusted by either (x) the agreement of Seller and Buyer or (y) the CPA Firm.

               (d) On the fifth (5th) business day following the determination of the Final Working Capital Statement pursuant to Section 2.04(c),
          (i) if both the Estimated and Final Working Capital Amounts are positive, then (AA) if the Final Working Capital Amount exceeds the Estimated Working Capital Amount, then Buyer shall pay to Seller an amount equal to such excess; and (BB) if the Estimated Working Capital Amount exceeds the Final Working Capital Amount, then Seller shall pay to Buyer an amount equal to such excess; (ii) if both the Estimated and Final Working Capital Amounts are negative, then (AA) if the absolute value of the Final Working Capital Amount exceeds the absolute value of the Estimated Working Capital Amount, then Seller shall pay to Buyer an amount equal to such excess; and (BB) if the absolute value of the Estimated Working Capital Amount exceeds the absolute value of the Final Working Capital Amount, then Buyer shall pay to Seller an amount equal to such excess; (iii) if the Estimated Working Capital Amount is negative and the Final Working Capital Amount is positive, then Buyer shall pay to Seller an amount equal to the sum of the absolute values thereof; and (iv) if the Estimated Working Capital Amount is positive and the Final Working Capital Amount is negative, then Seller shall pay to Buyer an amount equal to the sum of the absolute values thereof.

               (e) Any amount payable pursuant to Section 2.04 (d) hereof shall be paid by wire transfer of immediately available funds to a bank account designated by Buyer or Seller, as the case may be.

         2.05 Assumptions of Liabilities. At the Closing Date, Buyer shall assume the Assumed Liabilities in accordance with the Bill of Sale, General Assignment, and Instrument of Assumption of Liabilities attached hereto as Exhibit B.

         2.06 Earnest Money Deposit. Concurrently herewith, Buyer has delivered to or deposited with The Bank of New York as escrow agent ("Earnest Money Escrow Agent") , either (i) an irrevocable letter of credit in the amount of $9,700,000, in form and substance acceptable to Seller, or (ii) $9,700,000 by federal funds wire transfer of immediately available funds, for the Earnest Money Escrow ("Earnest Money Escrow") to be held pursuant to an escrow agreement (the "Earnest Money Escrow Agreement") substantially in the form of Schedule
2.06 hereto. Such letter of credit or amount, as applicable, shall be deposited and held under the Earnest Money Escrow and administered as provided in the Earnest Money Escrow Agreement. The Earnest Money Escrow shall be distributed as provided in the Earnest Money Escrow Agreement and Article 12 hereof.

         2.07 Sales and Transfer Taxes. Buyer and Seller shall share equally all sales and use taxes and transfer taxes, if any, arising from the transfer of the Acquired Assets.

         2.08 Indemnity Escrow. At the Closing, Buyer shall deposit out of the Purchase Price, the sum equal to Five Million Dollars ($5,000,000) ("Indemnity Escrow Deposit") with The Bank of New York, as escrow agent (the "Indemnity Escrow Agent"), pursuant to the Indemnity Escrow Agreement in the form annexed hereto as Schedule 2.08 (the "Indemnity Escrow Agreement"), to secure Buyer's rights with respect to claims to indemnification under Section 10.2 hereof.

         2.09 Allocation of Purchase Price. The parties agree that the Purchase Price (as adjusted pursuant to Section 2.04) shall be allocated not later than one hundred twenty (120) days after the Closing as the parties shall agree based upon the respective fair market value of the Acquired Assets.

3.       Representations and Warranties of Seller.

         To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

         3.01 Organization and Authority of Seller. Seller is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing under the laws of the State of Illinois. Seller has all requisite power and authority to own, lease and use the Acquired Assets as they are currently owned, leased or used and to conduct the CATV Business as it is currently conducted.

     3.02 Legal Capacity; Approvals and Consents.

               (a) Authority and Binding Effect. Subject to Section 9.02 hereof and the Consents and approvals set forth on Schedule 3.02, Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder by Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be affected by the laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies.

               (b) No Breach. Subject only to Section 9.02 hereof and obtaining the Consents and approvals set forth on Schedule 3.02, the execution, delivery and performance of this Agreement does not, and will not, contravene the certificate of incorporation or by-laws (the "Organizational Documents") of the Seller, and does not, and will not:
          (i) conflict with or result in a breach or violation by the Seller of, or (ii) constitute a default (without regard to requirements of notice, passage of time or election of any Person) by the Seller under, or (iii) permit or result in the termination, suspension, modification or impairment of, any CA-TV Instrument, Law, Judgment, or Contract to which the Seller is a party or by which the Seller, the CATV Business or any of the Acquired Assets is subject or bound or may be affected; or (iv) create or impose, or result in the creation or imposition of, any Encumbrance upon any of the Acquired Assets, in each case under clause (i) through (iii) above, which conflict, breach, violation, default or termination, suspension, modification or impairment would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, or materially adversely affect Seller's ability to perform its obligations hereunder.


               (c) Required Consents. Except for the parties listed in Schedule 3.02, there are no parties whose approval or Consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by Seller, except where failure to obtain such Consent or approval or failure to make such filing would not reasonably be expected to have a material adverse effect, or materially adversely affect Seller's ability to perform its obligations hereunder.

         3.03 Financial Statements. Seller has delivered to Buyer true and complete copies of the balance sheet of Seller as at December 31, 1996 (the "Balance Sheet") and December 31, 1995, and related statements of income of Seller for the years ending December 31, 1996 (the "Income Statement") and 1995 (collectively, the "Financial Statements") . The Balance Sheet and Income Statement for the year 1996 (collectively, the "1996 Financial Statements") were prepared in accordance with GAAP and present fairly in all material respects the financial position of the Seller as of those dates and the results of its operations for the periods then ended. Seller has also provided to Buyer a balance sheet and income statement as of March 31, 1997 (the "Interim Financial Statements"), which Interim Financial Statements were prepared in accordance with the practices customarily followed by Seller in preparing its interim statements and, subject to normal year-end adjustments and the procedures followed in interim statements, present fairly in all material respects the financial position and results of operation of Seller as at the date and for the period indicated and are stated on a basis generally consistent with the above-described Financial Statements.

         3.04 Changes in Duration. Since the date of the Interim Financial Statements, there has not been any event or circumstance which, individually or in the aggregate, has had or would have a material adverse effect on the CATV Business other than those events or circumstances which may affect the cable television industry generally.

         3.05 Tax Returns. Seller has and will have as of the Closing Date duly filed all material federal, state, local and foreign income, information, franchise, sales, use, property, excise and payroll and other tax returns or reports (herein "Tax Returns") required to be filed by Seller on or prior to the date hereof or to be filed by Seller as of the Closing Date. All taxes, fees and assessments that are shown on such Tax Returns as due or payable by Seller on or before the date hereof or the Closing Date, as the case may be, and that might result in an Encumbrance upon any of the Acquired Assets have been or will be duly paid. Except as set forth in Schedule 3.05, Seller has received no notice or assessment to the effect that there is any unpaid tax, interest, penalty or addition to tax due or claimed to be due from the Seller in respect of such Tax Returns; Seller has received no notice of the assertion or threatened assertion of any Encumbrances with respect to any Acquired Assets on account of any unpaid taxes; and no audits of such Tax Returns by any Governmental Authority are pending or, so far as Seller knows, threatened.

     3.06 Acquired Assets.

               (a) Title; Encumbrances. Seller has (i) good and marketable title to all of the Equipment, the Inventory and Real Property owned in fee, and (ii) the right and authority (subject to the Consents specified herein) to transfer to Buyer all of Seller's right, title and interest in and to the other property or rights included in the Acquired Assets, in each instance free and clear of any Encumbrances (except Permitted Encumbrances).

               (b) Real Property. Schedule 3.06(b)sets forth a complete and correct list and general description of all Real Property owned, leased, occupied or used by Seller in connection with the operation of the CATV Business as presently conducted. The Real Property comprises all real property interests necessary to conduct the CATV Business as currently conducted. Except for routine repairs in the ordinary course of business considering the nature and age of such assets, all of the material improvements, leasehold improvements and the premises of the Real Property are in good condition and repair (ordinary wear and tear excepted) and suitable for the purposes used. Each parcel of Real Property (i) has access to and over public streets, or private streets for which Seller has a valid right of ingress and egress, (ii) conforms in its current use to all zoning requirements without reliance on a variance or a classification of the parcel in question as a nonconforming use, and (iii) conforms in its use to all material restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel. Seller has all material easements, and all leases, fee interests, access agreements, and other rights required by Law for the use of all Real Property used in the CATV Business, including all Real Property over, under, or on which the CATV Business is conducted. There are not pending or, to Seller's knowledge, threatened, any condemnation actions or special assessments or any pending proceedings for changes in the zoning with respect to such Real Property or any part thereof and Seller has not received any written notice of any public authority or other entity to take or use any Real Property or any part thereof. Each parcel of Real Property has access (either direct or by an easement included among the Acquired Assets) to all utilities necessary for the operation of the relevant system with respect to such parcel. Seller has complied with all notices or orders to correct violations of Laws issued by any Governmental Authority having jurisdiction against or affecting any of the Real Property. The easements, rights of way and other similar rights materially necessary for Seller's current use of the Real Property are valid and in full force and effect and Seller has not received any notice with respect to termination or breach of any such right.

               (c) Acquired Assets. The Acquired Assets include all material assets owned, used or held for use by Seller and necessary to conduct the CATV Business as it is presently being conducted except for Excluded Assets. Except for Excluded Assets, Seller has no Intangible Property.


               (d) Environmental Matters. Except as disclosed in Schedule 3.06(d): (i) the Acquired Assets and the operation of the CATV Business materially comply with applicable Environmental Laws; (ii) Seller has not received any written notice from any Governmental Authority alleging that, and Seller has no knowledge that, the Acquired Assets and the operation of the CATV Business are in violation of any applicable Environmental Law; (iii) the Acquired Assets and the operation of the CATV Business are not the subject of any written notice, court order, administrative order or decree arising under any Environmental Law; (iv) during the period of Seller's ownership and, to Seller's knowledge, prior to the period of Seller's ownership, the Acquired Assets have not been used for the generation, storage, discharge or disposal of any Hazardous Substances except as permitted by applicable Environmental Laws; (v) Seller has not installed, and, to Seller's knowledge, there are not located, any underground storage tanks on any of the Acquired Assets, and, to Seller's knowledge, no underground storage tanks were installed or located on any of the Acquired Assets prior to the period of Seller's ownership; and (vi) to the knowledge of Seller, (x) no Acquired Asset has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing, or producing gasoline or any other petroleum products or wastes, and (y) no building or other structure on or included in any of the Acquired Assets contains asbestos or asbestos-containing material.

         3.07 The CATV Business. With respect to the CATV Business, Seller makes the following warranties and representations:

               (a) As of June 30, 1997, the CATV Business included not less than Sixty-Four Thousand (64,000) Basic Subscribers.

               (b) Since the date of the Interim Financial Statements, (i) the CATV Business has been operated only in the ordinary course; (ii) there has been no sale, assignment or transfer of any material assets or properties related to the CATV Business, or any theft, damage, removal of property, destruction or casualty loss which might be expected to materially adversely affect the CATV Business or such CATV System; (iii) other than in the ordinary course of business, there has been no waiver or release of any material right or claim of Seller against any third party; and (iv) there has been no agreement by Seller to take any of the actions described in the preceding clauses (ii) and (iii), except as contemplated by this Agreement.

               (c) Schedule 3.07(c) contains a complete list of all material Contracts and material CATV Instruments in effect on the date of this Agreement. As used in this Section 3.07(c), the term "material Contracts" means any Contracts requiring in any calendar year payments exceeding $25,000 in the aggregate and that cannot be terminated on thirty (30) days' notice without liability.

               (d) Seller holds all material Contracts and CATV Instruments reasonably necessary to enable it to operate the CATV Business as presently conducted. Seller is in compliance in all material respects with the terms and conditions of all such material Contracts and CATV Instruments. Except as disclosed in Schedule 3.07(d), Seller has not received or given any notice of any claimed or purported default in or termination of any Contracts or CATV Instruments and there are no proceedings pending, or, to the knowledge of Seller, threatened, to cancel, modify or change any such Contracts or CATV Instruments, except in each case as would not have a material adverse effect.

               (e) The CATV Business is conducted by Seller in compliance with all applicable Laws, including without limitation, the Communications Act, the Copyright Act, and the rules and regulations of the FCC and the United States Copyright Office, except to the extent that the failure to so comply with any of the foregoing could not (either individually or in the aggregate) reasonably be expected to have a material adverse effect on the Acquired Assets, the CATV Systems or the CATV Business. Without limiting the generality of the foregoing, except to the extent that the failure to comply with any of the following could not (either individually or in the aggregate) reasonably be expected to have a material adverse effect on the Acquired Assets, the CATV Systems or the CATV Business, and except as set forth in Schedule 3.07(e) hereto:

               (i) Each of the communities listed in Schedule 1.01(a) has been registered with the FCC:

               (ii) All of the semi-annual performance tests on the CATV Systems required under the rules and regulations of the FCC have been performed and the results of such tests demonstrates satisfactory compliance with the applicable technical requirements being tested in all material respects;

               (iii) The CATV Systems are being operated in compliance with the provisions of 47 C.F.R. Sections 76.610 through 76.619 (mid-band and super-band signal carriage), including 47 C.F.R. Section 76.611 (compliance with the cumulative signal leakage index);

               (iv) A valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Governmental Authority with respect to all franchises to operate the CATV Systems that have expired or will expire within 36 months after the date of this Agreement;

               (v) Seller has all of the CATV Licenses necessary to operate the CATV Systems as the CATV Business is currently conducted, all of which licenses are listed in Schedule 1.01(a), and Seller operates such licensed facilities in conformance with the terms and conditions of such licenses;

               (vi) Seller has made all annual filings required to be made with the FCC;

              (vii) The carriage of all television station signals is in compliance with the must-carry and retransmission consent provisions of the Communications Act, as applicable;

             (viii) No Governmental Authority has been certified, or applied to be certified, to regulate the rates charged by the CATV Systems;

               (ix) To Seller's knowledge, the rates presently charged by the
                    CATV Systems are in compliance with the FCC's rules governing the rates which cable television systems may charge, and no complaint is pending at the FCC, nor is there any proceeding pending before any other Governmental Authority, with regard to such rates;

               (x) All notices, statements of account, supplements and other documents required under Section 111 of the Copyright Act and under the rules of the Copyright Office with respect to the carriage of off-air signals by the CATV Systems have been duly filed, and the proper amount of copyright fees have been paid on a timely basis for the six semi-annual accounting periods of July 1 to December 31, 1994, through January 1 to June 30, 1997, and the Systems qualify for the compulsory license under Section 111 of the Copyright Act; and

               (xi) All necessary Federal Aviation Administration ("FAA")
                    approvals have been obtained with respect to the height and location of towers used in connection with the operation of the CATV Business and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules.

     3.08 Labor Contracts and Actions.

               (a) Seller is not a party to any Contract with any labor organization, nor has the Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of the Seller with respect to the operation of the CATV Business, and

               (b) Seller is not experiencing any strikes, work stoppages, significant grievance proceedings or claims of unfair labor practices filed with respect to the operation of the CATV Business.

     3.09 Employee Benefit Plans.

               (a) All "employee benefit plans" within the meaning of Section 3(3) of ERISA covering Employees, other than "multi-employer plans" within the meaning of Section 3(37) of ERISA, and other benefit plans, contracts or arrangements covering Employees (collectively, the "Benefit Plans") are listed on Schedule 3.09. True and complete copies of all Benefit Plans and all amendments thereto have been provided or made available to Buyer. Schedule 3.09 also lists all multi-employer plans covering Employees.

               (b) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. There is no material pending or, to the knowledge of Seller, threatened litigation relating to the Benefit Plans. Seller has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof or as of the Closing Date (as the case may be), could subject Seller to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

               (c) No liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Seller has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA and in no event will Buyer have any liability or obligations with respect thereto. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan subject to Title IV of ERISA or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (d) Neither any Benefit Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated" funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Seller has not provided, nor is it required to provide, security to any Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         3.10 Contracts. Except as set forth in Schedule 3.10, there are no defaults by Seller under the material Contracts or material CATV Instruments (nor has Seller received written notice of a claim or purported default) and Seller knows of no default by any other party to a material Contract or material CATV Instrument. Each material CATV Instrument and material Contract, including those that are entered into after the date hereof, is (unless it expires by its terms) in full force and effect (and there are no proceedings pending, or, to knowledge of Seller, threatened, to cancel, modify or change any such material Contract or material CATV Instrument), except in each case as would not have a material adverse effect, binding and enforceable in accordance with its terms, and is valid under and complies in all material respects with all applicable Laws. Seller is the authorized legal holder of all material CATV Licenses. Except for Contracts and CATV Instruments shown as oral contracts and described in all material respects on Schedule 3.07(c), and except for correct and complete copies of all Contracts identified on Schedule 3.07(c) (other than any such Contract relating to any of the Excluded Assets) and extracts of Benefit Plans identified on Schedule 3.09, each of which have been delivered to Buyer, correct and complete copies of all other material Contracts and CATV Instruments have been delivered to Buyer and its representatives, and with respect to those executed after the date hereof, copies will be made available to Buyer promptly following such execution and in any event prior to the Closing Date.

         3.11 Legal and Governmental Proceedings and Judgements. Except as may affect the cable television industry generally, or as set forth on Schedule 3.11, there is no legal action, proceeding or investigation, pending or, to the knowledge of Seller, threatened against the Seller, the CATV Business or the Acquired Assets, nor is there any Judgment outstanding against the Seller or to or by which the Seller, any of the Acquired Assets or the CATV Business is subject or bound, which (i) results or is reasonably likely to result in any modification, termination, suspension, impairment or reformation of any CATV Instrument or Contract or any right or privilege thereunder in a manner that could reasonably be expected to have a material adverse effect or (ii) materially adversely affects the ability of Seller to consummate any of the transactions contemplated hereby. Seller is not in default or violation, and no event or condition exists which, with notice or lapse of time or both, is reasonably likely to become or result in a default or violation of any Judgment. Seller is not subject to any arbitrator's award.

         3.12 Finders and Brokers. Seller has employed Bear Stearns as its broker in the sale provided herein and will pay and discharge the claim thereof for commission or expense reimbursement in connection therewith. Seller has not entered into any other contract, arrangement or understanding with any Person or firm, nor is it aware of any claim or basis for any claim based upon any act or omission of Seller or any of its affiliates, which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.13 Equipment. Schedule 3.13 contains Seller's listing of all material Equipment, including converters, used or held for use by Seller in the operation of the CATV Business. Except as set forth on Schedule 3.13, the Equipment and Inventory is and will be at Closing in materially good operating condition and repair (reasonable wear and tear excepted).

         3.14 Insurance. Seller has in force policies of insurance with respect to the Acquired Assets and the CATV Business and all bonds required to be obtained by Seller with respect to the CATV Business, including without limitation all bonds required by CATV Instruments, which insurance and bonds are set forth on Schedule 3.14. Schedule 3.14 is complete and correct and the insurance policies and bonds referred to therein are in full force and effect, and Seller has received no notice of non-renewal or cancellation of such insurance policies or bonds.

         3.15 Accounts Receivable. The accounts receivable of Seller (to the extent not heretofore or theretofore collected) arose and will arise from bona fide transactions in the ordinary course of business.

         3.16 No Undisclosed Liabilities. Except as and to the extent set forth on Schedule 3.16, Seller did not have any liability or obligation (direct or indirect, absolute, fixed, contingent or otherwise) arising out of the Acquired Assets or conduct of the CATV Business of the type or nature required by GAAP to be reflected or reserved therein which were not reflected or reserved on the Financial Statements or Interim Financial Statements, and Seller has not incurred any such liability or obligation since the last day of the last Interim Financial Statements, other than in the ordinary course of business.

         3.17 Liabilities to Subscribers. There are no obligations or liabilities to subscribers of the CATV Systems except with respect to (i) prepayments or deposits made by such subscribers as set forth in the Financial Statements or Interim Financial Statements or, since the last day of the Interim Financial Statements incurred in the ordinary course of business consistent with past practices and (ii) the obligation to supply services to subscribers in the ordinary course of business.

         3.18 Overbuilds. Except as set forth in Schedule 3.18, no construction programs have been undertaken, or to Seller's knowledge, are proposed or threatened to be undertaken, by any municipality or other cable television, multichannel multipoint distribution systems or multipoint distribution system provider or operator in any System Area served by the Systems.

         3.19 Characteristics of CATV Business. Schedule 3.19 sets forth accurately and completely the following information as of the date shown thereon, in all material respects, with respect to the CATV Business:

               (a) the approximate length of each of aerial and underground cable;

               (b) a summary description of all current marketing programs and Seller's past practices with respect to marketing programs for the past year; and

               (c) a summary description of Seller's current disconnect policy.

4.       Representations and Warranties of Buyer.

         To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

         4.01 Organization and Authority of Buyer. Buyer is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and at Closing will be in good standing under the laws of the State of Illinois, with all requisite power and authority to conduct its business and operations as presently conducted.

         4.02 Legal Capacity: Approvals and Consents.

               (a) Authority; Binding Effect. Subject to Section 9.02 hereof and the Consents and approvals set forth on Schedules 3.02 and 4.05, Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer has duly taken all actions necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies.

               (b) No Breach or Violation. The execution, delivery and performance of this Agreement does not, and will not, contravene the certificate of limited partnership or agreement of limited partnership of Buyer, and does not and will not: (i) conflict with or result in a breach or violation by Buyer of, or (ii) constitute a default by Buyer under, any Law, Judgment, contract, arrangement or understanding to which Buyer is a party or by which Buyer is subject or bound or may be affected.

         4.03 Legal and Governmental Proceedings and Judgments. There is no legal action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against or otherwise involving Buyer, nor is there any Judgment outstanding against Buyer or to or by which Buyer is subject or bound which materially adversely affects the ability of Buyer to consummate any of the transactions contemplated hereby.

         4.04 Finders and Brokers. Buyer has employed Waller Capital
Corporation as its broker in the sale provided herein and will pay and discharge the claim thereof for commission or expense reimbursement in connection therewith. Buyer has not entered into any other contract, arrangement or understanding with any Person, and is not aware of any claim or basis for any claim based upon any act or omission of Buyer or any of its affiliates, which may result in the obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.05 Buyer Consents. Subject to Section 9.02 hereof, except for the parties listed in Schedule 4.05 and the Consents, there are no parties whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by Buyer, except where the failure to obtain such consent or approval would not reasonably be expected to materially adversely affect Buyer's ability to perform its obligations hereunder.

         4.06 Acquisition of Rights. To Buyer's knowledge, there is no reason relating to Buyer that any Governmental Authority or other party whose consent is required or contemplated hereunder, would refuse to consent to the transfer of CATV Instruments or any rights to Buyer hereunder or would condition granting of any such consent on the performance by Seller or Buyer of any material obligation not expressly set forth herein, except for matters which may come into effect after the date of this Agreement affecting the cable television industry generally.

5.       Covenants Pending Closing.

         5.01 Business of Seller. From the date hereof to the Closing Date, and except as otherwise consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld), Seller covenants and agrees as follows:

               (a) Business in Ordinary Course. Seller shall conduct the CATV Business in the ordinary course, consistent with past practices and will not engage in any material transaction, including, without limitation, entering into or amending in any material respect any material CATV Instrument or material Contract, or making any material advance or expenditure, other than in the ordinary course of business or in conformance with the then applicable budget, nor change in any material respect its business policies or practices. Seller shall use its reasonable commercial efforts to preserve the CATV Business intact, to retain the services of its present employees and agents, and to preserve its business relationships with, and the goodwill of, its customers, suppliers and others. Seller shall pay before delinquent all taxes and other charges upon or against Seller or any of its properties or income, file when due all tax returns and other reports required by Governmental Authorities and pay when due all liabilities except those which it chooses to contest in good faith and by appropriate proceedings.

               (b) Books and Records. Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner.

               (c) Litigation During Interim Period. Seller will advise Buyer in writing promptly ofthe assertion or commencement of any material claim, litigation, labor dispute, proceeding or investigation in which the Seller is a party or the Acquired Assets or CATV Business may materially be affected.

               (d) Material Contracts. Seller shall deliver to Buyer copies of all material Contracts and all material CATV Instruments that are entered into prior to the Closing.

               (e) Capital Expenditures. Seller shall maintain the Acquired Assets, including the plant and Equipment related thereto, in good operating condition (normal wear and tear excepted), and Seller shall implement any capital expenditures in accordance with Seller's 1997 Budget.

               (f) Asset Sales. Seller shall not sell, transfer or assign any Acquired Assets other than on an arms-length basis in the ordinary course of business consistent with past practices.

               (g) Salary Increase. Seller shall not increase the compensation or change any benefits available to employees of Seller who work in the CATV Business except as required pursuant to existing written agreements or except in the ordinary course of business consistent with past practice or in accordance with Seller's 1997 Budget.

               (h) Continued Disconnect Policy. Seller shall continue to implement its disconnect policy in connection with service to Basic Subscribers.

               (i) Inventory Maintenance. Seller shall maintain inventories of equipment, cable and supplies at normal levels consistent with past practice or Seller's 1997 Budget.

               (j) Marketing Programs. Seller shall not implement any new marketing program or implement any rate change, retiering or repackaging unless required by law or consistent with Seller's 1997 Budget.

         5.02 Access to Information. Between the date of this Agreement and the Closing, Buyer shall have reasonable access during normal business hours to all of the properties, books, reports, records, CATV Instruments and Contracts of Seller related to the CATV Business, and Seller shall furnish Buyer with all information it may reasonably request related to the CATV Business. All information obtained by Buyer pursuant to this Agreement and in connection with the negotiation hereof shall be used by Buyer solely for purposes related to this Agreement and the acquisition of the Acquired Assets and, in the case of non-public information, shall, except as may be required for the performance of this Agreement or by Law, be kept in strict confidence by Buyer.

         5.03 Applications for Assignment of Contracts or CATV Instruments. In order to secure requisite consents or approvals of the transfer of control to Buyer of any Contracts or CATV Instruments, Seller shall proceed as promptly as practicable and in good faith and using reasonable commercial efforts, to prepare, file and prosecute such application or applications as may be necessary to obtain each such consent or approval. Buyer and Seller shall use reasonable efforts to promptly assist each other and shall take such prompt and affirmative actions as may be reasonably necessary in obtaining such approvals and shall cooperate with each other in the preparation, filing and prosecution of such applications as may be reasonably necessary, and agree to furnish all information required by the approving entity, and to be represented at such meetings or hearings as may be scheduled to consider such applications. Without limiting in any respect the foregoing, each party agrees to file mutually acceptable applications to all appropriate Governmental Authorities for all consents or approvals required to consummate the transactions hereunder within forty-five (45) days after the date of this Agreement. In the event that Buyer amends or modifies any such application for transfer of control of any Contracts or CATV Instruments and the approval period for such transfer is extended by any such Governmental Authority or other third party to a date beyond the Outside Date, then Seller may (if it so elects) extend the Outside Date in Section 12.01 to a date that will give effect to any resulting delay. "Reasonable commercial efforts" for this purpose shall not require any change in any CATV Instrument or Contract as a condition to obtaining any Consent, the effect of which is to make such CATV Instrument or Contract more burdensome, or otherwise to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees.

         5.04 Notification of Certain Matters. Each party will promptly notify the other of any fact, event, circumstance or action the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true and correct in any material respect.

          5.05 Risk of Loss; Condemnation.

               (a) In the event of any loss or damage to the Acquired Assets or the CATV Business resulting from fire, theft or other casualty at all times prior to the Closing, (i) Seller shall either rebuild or restore such Acquired Assets or the CATV Business in substantially the condition immediately preceding such loss or damage, or (ii) at the Closing, all insurance proceeds paid or payable as a result of the occurrence of the event causing such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller, together with such additional sums, if any, that are necessary to either rebuild or restore such Acquired Assets or the CATV Business in substantially the condition immediately preceding such loss or damage. If Buyer disputes the amount paid or payable in clause (ii), Buyer's good faith itemized, with reasonable specificity, written estimate of any deficiency shall be withheld from Buyer's payment of the Purchase Price and deposited by Buyer in the Indemnity Escrow until such matter is resolved. Notwithstanding the provisions set forth above, if, in the event of such loss or damage, Buyer notifies Seller that Buyer intends to rebuild or upgrade the CATV System affected by such loss or damage and that, as a result thereof, Buyer elects not to have Seller either rebuild or restore such Acquired Assets or CATV Business, then Seller shall deliver to Buyer at Closing (A) the amounts and/or rights to proceeds referred to in clause (ii) above or (B) such amount as Seller would have been required to expend or incur (which amount shall include a reasonable allocation for in-house labor and similar expenses) to rebuild or restore pursuant to clause (i) above, if Seller demonstrates, to Buyer's reasonable satisfaction, that such amounts would have been less than the amount referred to in clause (A) above.

               (b) If, prior to the Closing, any portion of any CATV System is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn any portion of any CATV System (such event being referred to herein, in either case, as a "Taking"), then Seller shall be relieved of its obligation to convey to Buyer the Acquired Asset or interests that are the subject of the Taking, prior to the Closing, Seller shall not settle any claim for damages without Buyer's consent (which consent shall not unreasonably be withheld), and at the Closing Seller shall assign to Buyer all of Seller's rights (including the right to receive payment of damages) with respect to such Taking and shall pay to Buyer all damages previously paid to Seller with respect to the Taking.

         5.06 No Solicitation. Between the date of this Agreement and the Closing Date, Seller shall not, and shall cause its officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the CATV Business, engage in any negotiations concerning, or provide to any other Person any information or data relating to the CATV Business, the CATV Systems, or the Acquired Assets for the purposes of, or have any discussions with any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or effect a sale of all or substantially all of the Acquired Assets, the CATV Systems or the CATV Business.

         5.07 Form 394. Promptly after the date of this Agreement, Seller shall, at its own expense, prepare and file within 45 days of the date hereof properly prepared Applications for Franchise Authority Consent to Assignment or Transfer of Control or Cable Television Franchise FCC 394 ("Form 394") with the local Government Authorities that have issued franchises to Seller, and shall file all additional information required by such franchises or applicable local Laws or that the Governmental Authorities deem necessary or appropriate in connection with their consideration of the request that such authority approve of the transfer of the CATV Licenses to Buyer.

         5.08 Title Matters. Within twenty (20) days after the execution of this Agreement, Seller shall, at its expense, commission a qualified title company to prepare and provide a preliminary title report, and Seller shall promptly provide a copy of the preliminary title report to Buyer, together with complete copies of all documents relating to the title exceptions referred to in the preliminary title report with respect to each parcel of Real Property owned by Seller. Prior to or at the Closing, Seller shall, at its expense, obtain title insurance in form reasonably satisfactory to Buyer.

         5.09 Phase I Study. Within twenty (20) days after the execution of this Agreement, Seller shall at its sole expense, commission a qualified engineering firm to conduct the Phase I Study (the "Study") in accordance with ASTM Standard 1527-94 with respect to all parcels of Real Property except for the CATV Business' leased administrative offices. Within three (3) business days of receipt of the completed Study, Seller shall promptly deliver the Study to Buyer. Buyer shall notify Seller in writing within ten (10) business days of receiving the Study if Buyer believes the Study discloses an environmental condition that (i) could reasonably be expected to impair the use or value of such Real Property for the continued operation of the CATV Business as operated by Seller on the Closing Date or subject Buyer to any liability for fines, penalties, or cleanup or response costs if Buyer consummates this Agreement, or
(ii) would cause a reasonable purchaser experienced in environmental matters to perform further investigation or testing before proceeding with the transfer of the Real Property. Seller shall promptly commence further investigation and/or remedial action at its expense to cure the condition prior to the Closing; provided that Seller shall not be obligated to spend more than One Million Dollars ($1,000,000) in the aggregate in its attempt to cure all such conditions. Seller shall notify Buyer within ten (10) business days after its receipt of such written notice from Buyer if Seller determines that it is or will be unable to cure such conditions for One Million Dollars ($1,000,000) or less. If Seller exercises the right not to cure such conditions because the aggregate cost would exceed One Million Dollars ($1,000,000), Buyer may elect (i) to terminate this Agreement with no cost or obligation on the part of Seller or Buyer or (ii) to waive such obligations, in which event Buyer shall receive a credit at the Closing in the amount, if any, by which One Million Dollars ($1,000,000) exceeds the aggregate amount paid by Seller to third parties in connection with curing such conditions and assume all liabilities and obligations in connection with such conditions and hold harmless and indemnify Seller from same in accordance with this Agreement.

         5.10 Monthly Financial Statements. Between the date of execution and delivery of this Agreement and the Closing Date, Seller shall deliver to Buyer within thirty (30) days after the end of each calendar month, unaudited financial reports ("Monthly Financial Statements") in the form customarily prepared by Seller with respect to the CATV System and the CATV Business and other reports with respect to the CATV System and the CATV Business (including, without limitation, reports setting forth the revenue and cash flow of the System for each month and year-to-date, subscriber information for Basic Subscribers, disconnect requests, miles of plant, homes passed and such other information as Buyer may reasonably request, if and to the extent customarily prepared by Seller, and in the form customarily prepared by Seller, beginning as soon as practicable after the date of this Agreement). Such Monthly Financial Statements shall present fairly and accurately the financial condition and results of operations of Seller and the CATV System for the period then ended and as of such dates consistently applied through the periods specified subject to normal year end adjustments. Seller shall additionally provide Buyer with quarterly capital expenditure reports with respect to the CATV System.

6.       Deliveries at Closing.

         6.01 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer:

               (a) Such warranty or trustee's deeds, certificates or title policies, bills of sale, endorsements, and other good and sufficient instruments of conveyance, transfer and assignment as are necessary to vest in Buyer the right, title and interest of Seller in accordance herewith in and to the Acquired Assets in a form reasonably satisfactory to Buyer.

               (b) A certificate signed by a principal officer of the Seller, dated as of the Closing, representing and certifying to Buyer as to the matters set forth in Sections 7.02, 7.03, 7.04 and 7.05.

               (c) The Bill of Sale, General Assignment, and Instrument of Assumption of Liabilities in the form of Exhibit B hereto.

               (d) An opinion of Seller's Local Counsel, substantially in the form of Exhibit D hereto, and an opinion of Seller's FCC Counsel, substantially in the form of Exhibit F hereto.

               (e) Evidence that the waiting period under the HSR Act, if applicable, has expired.

               (f) Evidence in a form and substance reasonably satisfactory to Buyer of receipt of the consents and approvals listed on Schedule 3.02 and designated by an asterisk as required as conditions to the transactions contemplated hereunder have been obtained (the "Closing Consents").

         6.02 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller:

               (a) The Purchase Price as provided in Section 2.02, less the Subscriber Adjustment, if any, less the Indemnity Escrow Deposit, which shall be delivered to the Indemnity Escrow Agent as provided in
          Section 2.02, and less any other adjustments provided herein.

               (b) The Bill of Sale, General Assignment, and Instrument of Assumption of Liabilities in the form of Exhibit B hereto.

               (c) A certificate signed by a principal officer of Buyer dated as of the Closing, representing and certifying to Seller as to matters set forth in Sections 8.02, 8.03 and 8.04.

               (d) An opinion of Buyer's Counsel, substantially in the form of Exhibit E hereto.

               (e) Evidence in a form and substance reasonably satisfactory to Seller that the consents and approvals referred to in Schedule 4.05 have been obtained.

               (f) Evidence that the waiting period under the HSR Act, if applicable, has expired.

7.       Conditions to the Obligations of Buyer.

         The obligations of Buyer to complete the transactions provided for herein are subject to the fulfillment, of all of the following conditions any of which may be waived in writing by Buyer:

         7.01 Receipt of Consents. The conditions specified in Section 9.02 have been satisfied, the approvals and consents of Governmental Authorities have been obtained for franchises which represent at least ninety percent (90%) of the Basic Subscribers, and shall be in full force and effect, and all other Closing Consents have been obtained and shall be in full force and effect; provided, however, that upon completion of the Closing, the provisions of Section 9.05 hereof with regard to Retained Franchises shall apply.

         7.02 Seller's Authority. All actions under the documents governing the Seller necessary to authorize (i) the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Seller and shall be in full force and effect on the Closing Date.

         7.03 Absence of Proceedings. No Judgment shall have been issued enjoining or preventing the consummation of the transactions contemplated hereby.

         7.04 Performance by Seller. Seller shall have performed its agreements and covenants hereunder (including, without limitation, its covenants in Articles 5 and 6) to the extent the failure to so perform would not result in a Material Adverse Effect.

         7.05 Absence of Breach of Warranties and Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties describe a condition on a specified time or date or are affected by the conclusion of the transactions permitted or contemplated hereby or the conduct of the CATV Business in accordance with Article 5 hereof between the date hereof and the Closing Date and except where the falsehood or inaccuracy of any representation or warranty would not have or result in a Material Adverse Effect.

         7.06 Minimum Amount of Subscribers. As of the Closing, the CATV Business shall include not less than Sixty-One Thousand Five Hundred (61,500) Basic Subscribers.

8.       Conditions to the Obligations of Seller.

         The obligations of Seller to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Seller.

         8.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and the approvals and consents of Governmental Authorities shall have been obtained for franchises which represent at least ninety percent (90%) of the Basic Subscribers and shall be in full force and effect; provided, however, that upon completion of the Closing, the provisions of Section 9.05 hereof with regard to Retained Franchises shall apply.

         8.02 Buyer's Authority. All actions under the documents governing Buyer necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement, and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Buyer and shall be in full force and effect on the Closing Date.

         8.03 Performance by Buyer. Buyer shall have performed in all material respects all covenants and agreements to be performed by it hereunder to the extent such are required to be performed at or prior to the Closing.

         8.04 Absence of Breach of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if then made.

         8.05 Absence of Proceedings. No Judgment shall have been issued enjoining or preventing the consummation of the transactions contemplated hereby.

9.       Covenants.

         9.01 Compliance with Conditions. Each of the parties hereto covenants and agrees with the other to exercise reasonable commercial efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder and each party shall use reasonable commercial efforts to notify promptly the other if it shall learn that any conditions to performance of either party will not be fulfilled.

          9.02 Compliance with HSR Act and Rules.

               (a) The performance of the obligations of all parties under this Agreement is subject to the condition that, if the HSR Act and Rules are applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired without action taken to prevent the consummation of the transactions contemplated hereby.

               (b) Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under the HSR Act and rules relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties' actions to include, without limitation, (i) filing or causing to be filed the HSR report required to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and Rules) or any of them, and taking all other action required by the HSR Act or Rules;
         (ii) coordinating the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Seller and Buyer, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply.

               (c) Notwithstanding anything herein to the contrary, in the event that the consummation of the transactions contemplated hereby is challenged by the FTC or the DOJ or any agency or instrumentality of the federal government by an action to stay or enjoin such consummation, then Buyer and Seller shall cooperate with each other, as reasonably requested, to contest such action until such time as either party terminates this Agreement under this Section or Article 12. In the event that a permanent stay or injunction is granted, then either Buyer or Seller may terminate this Agreement by prompt written notice to the other. If any other form of equitable relief affecting any party is granted to the FTC, the DOJ or other such agency or instrumentality, then such party may terminate this Agreement by prompt written notice to the other party. Upon any such termination pursuant to this Section 9.02(c), neither party shall have any further obligation or liability to the other under this Agreement. To effectuate the intent of the foregoing provisions of this Section 9.02, the parties agree to exchange requested or required information in making the filings and in complying as above provided, and the parties agree to take all necessary steps to preserve the confidentiality of the information set forth in any filings including, without limitation, limiting disclosure of exchanged information to counsel for the nondisclosing party.

         9.03 Records, Taxes and Related Matters. Seller and Buyer shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date with respect to all transactions of the CATV Business occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, results of operation and cash flows of the CATV Business for any period prior to the Closing. In the case of records owned by Seller, such records shall be made available at Seller's executive office, and in the case of records owned by Buyer, such records shall be made available at the office at which such records are maintained. As used in this Section 9.04, the right of inspection includes the right to make copies for reasonable business purposes. In all cases where Buyer, pursuant to the terms hereof, has assumed Seller's liability for the payment of taxes (including, without limitation, deposits), Buyer shall (unless and to the extent otherwise requested by Seller) prepare and file all returns, reports, information statements, forms or other documents required to be filed with respect to such taxes, all in a timely and proper fashion and as may be necessary or appropriate to assure that the Seller shall be in full and prompt compliance with law, and Buyer shall pay or cause to be paid all such taxes when due.

         9.04 Non-Assignment. Notwithstanding any provision to the contrary contained herein (but not in limitation of Seller's obligations under Section
5.03 or the conditions set forth in Section 7.01), Seller shall not be obligated to assign to Buyer any Contract or CATV Instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall, to the extent reasonably necessary, cooperate with Buyer in any commercially reasonable arrangement designed to provide the benefits thereof to Buyer.

         9.05 Retained Franchises. After satisfaction or waiver of the conditions precedent to Buyer's obligation to close as set forth in Section 7.01, those franchises (and all assets related thereto) with respect to which consent to transfer has not been obtained by the Closing Date (the "Retained Franchises") shall be retained by the Seller and subsequently transferred to the Buyer in accordance with the terms hereof.

               (a) The Purchase Price payable at Closing shall be reduced by an amount for each Retained Franchise determined as follows: the product of One Thousand Five Hundred Sixteen Dollars ($1,516.00) and the number of Basic Subscribers in such Retained Franchise at Closing (the "Retained Franchise Price"). The Retained Franchise Price or, at Buyer's option, an irrevocable letter of credit in an amount equal to the Retained Franchise Price, shall be deposited or delivered by Buyer into an escrow account. Concurrent with the Closing hereunder, the parties shall adopt a form of escrow agreement with respect to the Retained Franchises.

               (b) Concurrent with the Closing hereunder, the Seller and the Buyer shall adopt a form of management agreement with respect to each of the Retained Franchises.

               (c) Seller and Buyer shall continue to cooperate in attempting to secure approval of the transfer of each Retained

         Franchise in accordance with the provisions of Section 5.03 hereof and where a renewal application is pending at Closing, renewals of the Retained Franchise. When such approval is obtained, there shall be delivered to Seller from the escrow the Retained Franchise Price and any income thereon and the Seller shall deliver to the Buyer a bill of sale for the assets related to such Retained Franchise and such other transfer documents as the Buyer may reasonably request.

               (d) If such approval is not obtained within two (2) years after Closing, the Buyer and the Seller shall negotiate in good faith so that each party shall obtain the benefits and burdens contemplated under this Agreement.

         9.06 Covenant Not to Compete. The term "Covenantors" as used in this
Section 9.06 shall be defined to mean each of Seller, its parent, Cablevision Systems Corporation, and all corporations, firms and entities wholly owned by any or any combination of them.

               (a) Except as set forth on Schedule 9.06,each Covenantor covenants and agrees for itself only, that for a period of three years after Closing (or such period as allowed by law if less than three years), that such Covenantor will not compete with the CATV Business within the System Areas. Notwithstanding anything contained herein, the ownership of passive securities of any company which is "publicly held" and which do not constitute more than five percent (5%) of the voting rights or equity interest of such entity shall not constitute a violation of this covenant.

               (b) Each Covenantor agrees that in the event that any Covenantor commits a breach or threatens to commit a breach of any of the provisions of this Section 9.06, Buyer shall have the right and remedy to have the provisions of this Section 9.06 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach could cause immediate irreparable injury to Buyer and that money damages would not provide an adequate remedy at law for any such breach or threatened breach.

               (c) If any of the provisions of or covenants contained in this
          Section 9.06 are hereafter construed to be wholly or to any extent invalid or unenforceable in any jurisdiction, the same shall be deemed automatically modified to the minimum extent necessary to make such provision or covenant enforceable, and the same shall not affect the remainder of the provisions to the extent not invalid or unenforceable in such jurisdiction or the enforceability thereof without limitation in any other jurisdiction.

10. Survival of Representations, Warranties, Covenants and Other Agreements; Indemnification.

         10.01 Survival of Representations, Warranties, Covenants and other Agreements. All representations, warranties, covenants and other agreements made by either party in this Agreement (other than representations and warranties relating to (i) environmental matters, which shall survive the Closing for a period of three years, and (ii) taxes, title, and third party claims for periods prior to Closing, which shall survive for the applicable statute of limitations period) shall survive the Closing for a period of one year, and shall thereafter terminate.

          10.02 Indemnification by Seller.

               (a) Indemnity. Subject to Section 10.01, Seller agrees to indemnify, defend and hold harmless Buyer, its affiliates and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns (a "Seller Indemnified Party"), from and against all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees) (collectively, "Losses") to which they may become subject as a direct result of (x) the Excluded Liabilities and (y) any and all misrepresentations or breaches of a representation herein or warranty or the non-performance or breach of any covenants or agreements of Seller contained herein; provided, however, that for purposes of determining whether there exists or has occurred a misrepresentation or breach of a representation or warranty contained herein, or the nonperformance or breach of any covenants or agreements of Seller contained herein, all representations, warranties, covenants or agreements of Seller contained in this Agreement shall be read without any reference to the words or phrases "material," "material adverse affect,"
          "materially adversely affect" or similar word or phrase relating to materiality, as if such representation, warranty, covenant or agreement were written without any such word or phrase.

               (b) Payment. Any obligations of Seller under the provisions of this Article shall be paid promptly to the Seller Indemnified Party by Seller and shall represent a retrospective adjustment to Purchase Price.

               (c) Notwithstanding anything contained herein to the contrary, the indemnification provided in this Section 10.02 shall only apply to the extent that, and not until, (i) any particular indemnity claim or series of related indemnity claims equals or exceeds Ten Thousand Dollars

          ($10,000) (the "Section 10.02 Claim Threshold"), in which event the indemnification shall apply to the full amount of the claim without regard to the Section 10.02 Claim Threshold and (ii) the aggregate of all amounts subject to indemnification hereunder exceeds the sum of Five Hundred Thousand Dollars ($500,000) (the "Section 10.02 Basket"), in which event the indemnification shall apply only to the extent that the aggregate amount of all claims exceed the Section 10.02 Basket. In any event, the maximum amount that Seller will be required to pay under this Section 10.02 in respect of all claims by all parties is Five Million Dollars ($5,000,000); provided, however, that the Section
          10.02 Claim Threshold, the Section 10.02 Basket and the $5,000,000 maximum shall not apply to the failure of Seller to pay the Excluded Liabilities.

          10.03 Indemnification by Buyer.

               (a) Indemnity. Subject to Section 10.01, Buyer agrees to indemnify, defend and hold harmless Seller and its shareholders, partners, directors, officers, employees, agents, successors and assigns (a "Buyer Indemnified Party"), from and against all losses, damages, liabilities, deficiencies or obligations including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees) to which they may become subject as a direct result of: (i) any and all misrepresentations or breaches of a representation or warranty or the nonperformance or breach of any covenant or agreement of Buyer contained herein; (ii) the Assumed Liabilities; or (iii) the ownership and operation of the Acquired Assets and the CATV Business after the Closing.

               (b) Payment. Any obligations of Buyer under the provisions of this Article shall be paid promptly to the Buyer Indemnified Party by Buyer.

               (c) Notwithstanding anything contained herein to the contrary, the indemnification provided in this Section 10.03 shall only apply to the extent that, and not until, (i) any particular indemnity claim or series of related indemnity claims equals or exceeds Ten Thousand Dollars ($10,000) (the "Section 10.03 Claim Threshold"), in which event the indemnification shall apply to the full amount of the claim without regard to the Section 10.03 Claim Threshold and (ii) the aggregate of all amounts subject to indemnification hereunder exceeds the sum of Five Hundred Thousand Dollars ($500,000) (the "Section
          10.03 Basket"), in which event the indemnification shall apply only to the extent that the aggregate amount of all claims exceed the Section

          10.03 Basket. In any event, the maximum amount that Buyer will be required to pay under this Section 10.03 in respect of all claims by all parties is Five Million Dollars ($5,000,000); provided, however, that the Section 10.03 Claim Threshold, the Section 10.03 Basket and the $5,000,000 maximum shall not apply to the failure of Buyer to pay all or any portion of the Purchase Price and the failure of Buyer to pay the Assumed Liabilities.

         10.04 Third Party Claims. If any claim ("Asserted Claim") covered by the foregoing indemnities is asserted against any indemnified party ("Indemnitee"), it shall be a condition to the obligations under this Article that the Indemnitee shall promptly give the indemnifying party ("Indemnitor") notice thereof in accordance with Section 13.05. The Indemnitee shall give Indemnitor an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to Indemnitee, at Indemnitor's expense, and Indemnitee shall extend reasonable cooperation in connection with such defense. If the Indemnitor fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and Indemnitor shall be liable to the Indemnitee for its expenses reasonably incurred in connection therewith which Indemnitor shall promptly pay. Neither Indemnitor nor Indemnitee shall settle, compromise, or make any other disposition of any Asserted Claims, which would or might result in any liability to Indemnitee or Indemnitor, respectively, under this Article 10 without the written consent of Indemnitee or Indemnitor, respectively, which shall not be unreasonably withheld, provided, that the Indemnitor may settle, compromise or make any other disposition of any Asserted Claims if the same includes a complete discharge of the Indemnitee.

11.      Further Assurances.

         From time to time after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other party and take such other actions as the other party reasonably may request to effect the purposes and intent of this Agreement; provided, however, that nothing in this Agreement shall be deemed to require or permit the Seller or Buyer to take any action that would otherwise require approval of any CATV Licenses by any Governmental Authority prior to the time such approval is obtained.

12.      Closing.

         12.01 Closing. The Closing shall take place at the offices of Buyer's Counsel at 10:00 A.M., local time, on the fifth (5th) business day after all conditions to Closing hereunder shall have been satisfied or waived by the parties hereto (the "Closing Date"); provided, however, that if the Closing shall not have occurred prior to one year from the date of this Agreement or as extended pursuant to Section 5.03 (the "Outside Date"), this Agreement shall terminate unless otherwise provided by the mutual written agreement of Buyer and Seller; provided, further, without Buyer's consent, the Closing shall not occur prior to November 30, 1997 (however, if all of the conditions to the obligations of the Buyer set forth in Article 7 shall have been waived or materially satisfied prior to November 30, 1997, and Buyer has not closed as provided hereinabove prior to November 30, 1997, at Closing, Buyer shall reimburse Seller for all budgeted capital expenditure payments made by Seller between the date the Closing would have occurred pursuant to the first clause of this sentence and the Closing). If, as of the Outside Date, the Closing cannot be effected, all parties hereto shall be released from all obligations hereunder other than obligations arising from a breach or default hereunder, and each party hereto will bear expenses as provided in Section 13.06 hereof. At the Closing, the parties hereto shall execute and deliver all instruments and documents as shall be necessary in the reasonable opinion of counsel for the respective parties to consummate the transactions contemplated herein.

         12.02 Termination. In addition to the termination provided for in
Section 12.01, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

               (a) At any time, by the mutual written agreement of Buyer and Seller;

               (b) By Buyer, upon and effective as of the date of written notice to Seller, if any of the conditions to the obligations of Buyer set forth in Article 7 shall not have been waived or materially satisfied at the time of the Closing;

               (c) By Seller, upon and effective as of the date of written notice to Buyer, if any of the conditions to the obligations of Seller set forth in Article 8 shall not have been waived or materially satisfied at the time of the Closing;

               (d) By Buyer, upon and effective as of the date of written notice to Seller, pursuant to the termination provisions of Section 5.09; or

               (e) By Seller or Buyer, upon and effective as of the date of written notice to the other, pursuant to the termination provisions of
          Section 9.02.

          12.03 Remedies Upon Default.

               (a) Buyer's Default. Subject to the last sentence of this Section, if Seller terminates this Agreement pursuant to Section 12.02
          (c) hereof, if any of the conditions set forth in Sections 8.02, 8.03 or 8.04 shall not have been waived or materially satisfied at the time of Closing, then, unless Seller is in material breach hereunder or at the Closing there is a nonfulfillment of any of the conditions precedent specified in Article 7 hereof, Seller shall be entitled to receive the deposit or the proceeds thereof in the Earnest Money Escrow, plus all interest earned thereon, pursuant to the Earnest Money Escrow Agreement. The parties agree that such payment to Seller shall constitute liquidated damages and not a penalty, and Buyer shall have no further obligation or liability to Seller under this Agreement.

               (b) Seller's Default. If all conditions to the obligations of the parties set forth in Articles 7 and 8 have been waived or materially satisfied and Seller refuses to close the transaction contemplated hereunder, or if by action or inaction, Seller shall not have met or refuses to meet its obligations hereunder at any time, Buyer shall be entitled to specific performance if and to the extent available. If specific performance is not for any reason an available remedy, and if Buyer terminates this Agreement pursuant to Section 12.02(b) if any of the conditions set forth in Sections 7.02, 7.04 or 7.05 shall not have been waived or materially satisfied at the time of Closing or Seller shall not have met or refuses to meet its obligations hereunder, then Buyer shall be entitled to its direct out-of-pocket costs and expenses (including reasonable attorneys' fees) up to a maximum of Five Hundred Thousand Dollars ($500,000); provided, however, (i) if Seller sells or agrees to sell the CATV Business to any other party within two (2) years after the earlier of the date Buyer terminates this Agreement pursuant to Section 12.02(b) or the Outside Date or (ii) Seller intentionally breaches this Agreement, resulting in Seller not selling the CATV Business to Buyer, then, and only in either of such events, Buyer shall be entitled to Losses, without regard to a threshold to a maximum of Nine Million Seven Hundred Dollars ($9,700,000).

         12.04 Return of Earnest Money Escrow. Subject to the provisions of
Section 12.03(a), upon termination of this Agreement, the Earnest Money Escrow, plus all interest earned thereon, shall be paid or delivered to Buyer.

13.      Miscellaneous.

         13.01 Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

         13.02 Entire Agreement. This Agreement and all contemporaneously executed documents, letters and understandings set forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement or any such contemporaneously executed documents, letters and understandings, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

         13.03 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

         13.04 Construction; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         13.05 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person or by facsimile, or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one business day after delivery to a nationally recognized overnight courier service, and addressed as follows:

          If to Seller:                     A-R Cable Services, Inc.
                                            One Media Crossways
                                            Woodbury, New York 11797
                                            Facsimile No.: (516) 396-8768
                                            Telephone: (516) 364-8450
                                            Attention: General Counsel
          copies to:                        Cablevision Systems Corporation
                                            One Media Crossways
                                            Woodbury, New York 11797
                                            Facsimile No.: (516) 396-8768
                                            Telephone: (516) 364-8450
                                            Attention: General Counsel

                                                  and

                                            Holleb & Coff
                                            55 E. Monroe Street, Suite 4100
                                            Chicago, IL 60603
                                            Telephone: (312) 807-4600
                                            Facsimile: (312) 807-3900
                                            Attention: Robert E. Kolek, Esq.

          If to Buyer:                      c/o Insight Communications, Inc.
                                            126 E. 56th St.
                                            New York, NY 10022
                                            Telephone: (212) 371-2266
                                            Facsimile: (212) 371-1549
                                            Attention: President

          copies to:                        Cooperman Levitt Winikoff Lester &
                                            Newman, P.C.
                                            800 3rd Avenue
                                            New York, NY 10022
                                            Telephone: (212) 688-7000
                                            Facsimile: (212) 755-2839
                                            Attention: Robert L. Winikoff, Esq.

Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 13.05.

         13.06 Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

         13.07 Non-Recourse. No partner, officer, director, shareholder or other holder of an ownership interest of or in either party to this Agreement shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

         13.08 Third Party Beneficiary. This Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third party beneficiary to this Agreement.

         13.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

         13.10 Press Releases. No press release or other public information relating to the purchase and sale contemplated in this Agreement shall be made or disclosed by either party hereto without the consent of the other party; provided however, that either party may disclose such information if reasonably deemed to be required by law by the legal counsel for such party.

         13.11 Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                            SELLER:

                                            A-R CABLE SERVICES, INC.

                                            By: /s/ William J. Bell
                                                --------------------------------
                                                 Name: William J. Bell
                                                 Title: Vice Chairman


                                            BUYER:

                                            INSIGHT COMMUNICATIONS COMPANY, L.P.

                                            By: ICC Associates, L.P.,
                                                    its general partner

                                                By: Insight Communications, Inc.
                                                      its general partner

                                                By: /s/  Michael S. Willner
                                                    ----------------------------
                                                    Name:  Michael S. Willner
                                                    Title: President